NEWS
RELEASE

2003-07

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS FIRST QUARTER RESULTS

HOUSTON, TEXAS, May 1, 2003 – Frontier Oil Corporation (NYSE: FTO) announced a net loss of ($3.7) million, or ($0.14) per share, for the first quarter ended March 31, 2003, compared to net income of $261,000, or $0.01 per share, for the same period of 2002. While the Cheyenne Refinery experienced attractive margins, operations and profits, those results were overshadowed by losses at the El Dorado Refinery, resulting primarily from the scheduled turnaround of the crude unit in March 2003.

Operating results from the Company’s Cheyenne Refinery reflected a significant increase consistent with improved refined product markets and higher throughput. The operating margin before depreciation at the Cheyenne Refinery was $13.3 million for the first quarter of 2003 compared to $3.7 million for the same period of 2002. This meaningful increase at Cheyenne was due to an increase in production, higher gasoline and distillate crack spreads as well as a wider light/heavy crude oil spread, which was partially offset by higher natural gas prices and a negative by-product margin due to high crude oil prices. The gasoline and distillate crack spreads were $7.41 per barrel and $8.22 per barrel, respectively, for the first quarter of 2003 compared to $5.48 and $4.23 for the same period of 2002. The light/heavy spread was $6.27 for the quarter ended March 31, 2003 compared to $3.75 for the quarter ended March 31, 2002. Total sales barrels increased to 49,863 barrels per day (bpd) in the first quarter of 2003 from 40,530 bpd for the same period in 2002. Refinery operating expense before depreciation increased by $1.3 million to $14.6 million for the first quarter 2003 compared to the same period in 2002, due to a $1.1 million increase in natural gas cost in 2003. However, due to increased sales volumes, refinery operating expense before depreciation declined to $3.25 per sales barrel in the first quarter of 2003 compared to $3.64 per sales barrel in the first quarter of 2002.

The scheduled 18-day crude unit turnaround at the El Dorado Refinery that began March 12, 2003 negatively impacted operating results. El Dorado recorded an operating loss before depreciation of $2.2 million for the first quarter 2003 compared to operating margin before depreciation of $12.0 million for the same period of 2002. As a point of reference, lost volumes at average March crack spreads would have improved El Dorado’s operating margin by almost $12 million, net of inventory effects. Though this major turnaround was completed on schedule and only exceeded its planned $12.3 million cost by $700,000, the effect on volumes charged and processed throughout the quarter was significant. Sales volumes for the first quarter of 2003 were 95,057 bpd compared to 113,349 bpd for the first quarter of 2002. Most of the volume reduction occurred in March, when the El Dorado gasoline crack spread averaged $7.07 and the distillate crack spread averaged $4.98. Despite higher average light product margins than last year, the high crude price environment weakened by-product margins. In addition to turnaround volume loss, increased refinery operating expenses also negatively affected gross margin. Refinery operating expenses before depreciation at El Dorado increased by almost $7.0 million from the year-ago first quarter, due primarily to a $3.5 million increase in natural gas cost, $700,000 turnaround expense in excess of accrual and $600,000 in overtime.

Commenting on the turnaround, Frontier’s Chairman, President, and CEO, James Gibbs said, “Our staff did an excellent job finishing the turnaround on schedule and only slightly over budget. Unfortunately, our turnaround occurred when both the diesel and gasoline crack spreads were well above the five-year averages and the WTI/WTS spread was also above the five-year average. The opportunity cost was high, but the good news is we do not have to do this again at El Dorado for five years.”

Frontier’s balance sheet remains very strong with $113.9 million in cash and cash equivalents at quarter ended March 31, 2003. Net debt to book capitalization was 43% (as calculated on the attached sheet) at the end of the first quarter 2003. This is an important indicator of a company’s leverage position, with a lower percent indicating a less leveraged company.

The recent quarter’s results include an after-tax inventory gain of approximately $5.2 million, or $0.20 per share, compared to $8.6 million, or $0.32 per share, for first quarter of 2002 on a FIFO basis. Inventory gains in January and February due to increasing crude and product prices were partially offset by inventory losses (including lower of cost or market adjustments to inventory) during March because of decreasing crude and product prices. The lower of cost or market adjustment was exacerbated at El Dorado due to the turnaround and rapid price decline at the end of March.

Holly Merger

Frontier filed its request for early termination under the Hart-Scott-Rodino Antitrust Improvements Act the week of April 14, 2003 and expects to file its S-4 Registration Statement in early May in conjunction with the recently announced merger with Holly Corporation. The Company also recently closed $220 million of 8% senior notes into escrow pending the close of the merger and is currently renegotiating its bank working capital facility.

Gibbs continued, “The merger will further diversify our asset base and will allow us to stagger our turnarounds going forward, which should reduce the turnaround effects on the Company’s bottom line. We continue to progress toward completion of the merger and hope to be able to close in July.”

Conference Call

A conference call is scheduled for tomorrow morning, May 2, 2003 at 11:00 am EDT, to discuss first quarter results. To access the call, please dial (800) 915-4836. For those outside the U.S., please call (973) 317-5319. A replay may be heard through May 16 by dialing (800) 428-6051 and entering the passcode 290397. To access the call or the replay via the Internet, go to www.frontieroil.com and register on the Investor Relations page.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.

                                      FRONTIER OIL CORPORATION

                                                                            Three Months Ended
                                                                                March 31,
                                                                      ----------------------------
                                                                            2003           2002
                                                                      ----------------------------
INCOME STATEMENT DATA ($000's except per share)
Revenues                                                               $     499,384 $     336,350
Refining operating costs                                                     486,615       319,278
Selling and general expenses                                                   4,678         3,803
                                                                      -----------------------------
Operating income before depreciation (EBITDA)                                  8,091        13,269
Depreciation                                                                   6,960         6,598
                                                                      -----------------------------
Operating income                                                               1,131         6,671
Interest expense, net                                                          7,053         6,312
Provision (benefit) for income taxes                                          (2,222)           98
                                                                      -----------------------------
Net income (loss)                                                      $     (3,700) $         261
                                                                      =============================
Net income (loss) per diluted share                                    $      (0.14) $        0.01
Diluted average shares outstanding (000's)                                    25,864        27,024

OTHER FINANCIAL DATA ($000's)
Cash flow before changes in working capital                            $       2,658 $       7,355
Working capital changes                                                      (21,997)      (17,399)
Net cash provided (used) by operating activities                             (19,339)      (10,044)
Net cash provided (used) by investing activities                              (6,607)      (15,635)
Net cash provided (used) by financing activities                              27,513        29,591

BALANCE SHEET DATA ($000's)
Cash, including cash equivalents (a)                                   $     113,931 $     107,907
Working capital                                                              100,223       107,033
Short-term and current debt (b)                                               29,100        30,400
Total long-term debt (c)                                                     208,013       208,922
Shareholders' equity (d)                                                     163,285       170,269
Net debt to book capitalization calculation ((b+c-a)/(b+c-a+d))                43.0%         43.6%

                                       FRONTIER OIL CORPORATION

                                                                           Three Months Ended
                                                                                March 31,
                                                                      ----------------------------
                                                                             2003          2002
                                                                      ----------------------------
OPERATIONS
Cheyenne Refinery
Operations (bpd)
    Total charges                                                             48,905        40,710
    Gasoline yields                                                           20,866        16,512
    Diesel yields                                                             14,093        12,640
    Total sales                                                               49,863        40,530

Operating Margins ($ per bbl)
    Revenues                                                           $       38.31 $       24.14
    Raw material, freight and other costs                                      32.09         19.48
                                                                      -----------------------------
    Refined product margin                                                      6.22          4.66
    Refinery operating expenses excluding depreciation                          3.25          3.64
                                                                      -----------------------------
    Margin before depreciation                                                  2.97          1.02
    Depreciation                                                                0.85          0.96
                                                                      -----------------------------
    Net margin                                                         $        2.12 $        0.06
                                                                      =============================
Light/Heavy crude spread ($ per bbl)                                   $        6.27 $        3.75

El Dorado Refinery
Operations (bpd)
     Total charges                                                            95,919       116,601
     Gasoline yields                                                          53,748        65,592
     Diesel and jet fuel yields                                               28,667        38,633
     Total sales                                                              95,057       113,349

Operating Margins ($ per bbl)
    Revenues                                                           $       38.08 $       24.21
    Raw material, freight and other costs                                      34.05         20.11
                                                                      -----------------------------
    Refined product margin                                                      4.03          4.10
    Refinery operating expenses excluding depreciation                          4.29          2.92
                                                                      -----------------------------
    Margin (loss) before depreciation                                          (0.26)         1.18
    Depreciation                                                                0.38          0.29
                                                                      -----------------------------
    Net margin (loss)                                                  $       (0.64)$        0.89
                                                                      =============================
WTI/WTS Differential ($ per bbl)                                       $        2.38 $        1.53

                                  KEY TERMS: bpd = barrels per day; bbl = barrel

This news release includes forward-looking statements concerning the Company. These may include statements of plans or objectives for future operations, statements about future economic performance or assumptions or estimates. The accuracy of these forward-looking statements is subject to a wide range of business risks and changes in circumstances that are described in our reports that are filed from time to time with the Securities and Exchange Commission. Actual results and outcomes often differ from expectations.

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